UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2004

GRANITE CONSTRUCTION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-12911	77-0239383
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

585 West Beach Street
Watsonville, California 95076
(Address of principal executive offices) (Zip Code)

(831) 724-1011
Registrant’s telephone number, including area code

Item 12. Disclosure of Results of Operations and Financial Condition.
Item 7. Financial Statement, Pro Forma Financial Information and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 20.1
EXHIBIT 20.2
EXHIBIT 20.3
EXHIBIT 20.4

Item 12. Disclosure of Results of Operations and Financial Condition.

     On August 4, 2004 Granite Construction Incorporated announced its second quarter 2004 financial results. Granite announced improved operating results for the second quarter ended June 30, 2004. The Company reported net income of $13.8 million, or $0.34 per diluted share for the second quarter ended June 30, 2004. This compares with net income of $10.8 million or $0.26 per diluted share for the same period last year.

Operating Results

     For the second quarter of 2004, total revenue increased 19.0% to $558.8 million compared with $469.4 million a year ago. Total backlog at June 30, 2004 totaled $2.04 billion compared with $1.93 billion at June 30, 2003. Total company revenue for the quarter ended June 30, 2004 and backlog at June 30, 2004 includes $25.6 million and $105.1 million, respectively, resulting from consolidating certain construction joint ventures as required by new accounting rules*.

     Total gross profit as a percent of revenue for the second quarter 2004 decreased to 10.7% compared with 11.3% for the same period last year. Operating income increased 46.5% to $24.9 million for the second quarter of 2004 compared with $17.0 million for the second quarter 2003.

Results by Segment

     Branch Division revenue for the quarter totaled $338.6 million, an increase of $59.1 million or 21.1% over the same period in 2003. Backlog for the Branch Division increased 23.1% in the second quarter 2004 to $660.1 million compared with $536.2 million for the second quarter 2003. Branch Division gross profit as a percent of revenue decreased for the second quarter 2004 to 12.3% compared with 13.7% for the second quarter 2003. However, primarily as a result of the increase in revenue, operating income for the Branch Division increased 20.6% for the quarter ending June 30, 2004 to $23.7 million from $19.6 million for the same period last year.

     HCD revenue for the quarter totaled $220.1 million versus $189.9 million for the same period last year. HCD backlog decreased $17.1 million to $1.38 billion compared with $1.40 billion for the same period last year. HCD revenue for the quarter ended June 30, 2004 and backlog at June 30, 2004 includes $25.6 million and $105.1 million, respectively, as a result of consolidating certain construction joint ventures in the quarter as required by new accounting rules*. HCD gross profit as a percent of revenue increased in the quarter to 8.3% compared with 7.7% for the quarter ended June 30, 2003. The increase in gross profit is primarily due to profit recognized on three large projects that reached 25% completion during the quarter, partially offset by the recognition of approximately $5.4 million in additional costs attributable to unanticipated changes in estimated costs to complete one project. Until the 25 percent threshold is reached, the Company records revenues equal to costs incurred on a project, but not profit. Because of increased revenue and increased gross margin percentage, operating income for HCD increased 44.0% for the second quarter 2004 to $10.3 million compared with $7.2 million for the second quarter 2003.

Business Outlook

     “As the forces that drive our Branch business improve, our outlook for this area of our business is becoming more optimistic. Despite the uncertainty of both state transportation funding and the Federal highway bill, all of our branch offices in the West are very busy bidding and building work. Although some locations are experiencing stronger markets than others, most of our branches expect that this improved level of activity is sustainable through the end of the construction season. While interest rates have risen slightly, the demand for residential and commercial site development work in the private sector continues to be a primary driver for a number of branches,” said William G. Dorey, Granite President and CEO.

     “The pipeline of large projects available for bidding also remains full. Over the next six months, HCD’s potential bid list includes approximately $3.0 billion in highway, bridge and transit work across the U.S. and in Canada. Many of these opportunities would require our expertise in the design-build method of project delivery.”

     Dorey added, “We continue to forecast that 2004 HCD operating income will be better than in 2003. Our ability to achieve this expectation is dependent on several factors, including reaching 25 percent completion on a large HCD project late this year. Although we are currently on schedule, and expect to stay on schedule, it is possible this project could reach 25 percent in early 2005 rather than late 2004.”

     Although it is too early in the construction season to provide specific guidance on 2004 results, given the outlook for each of the operating divisions discussed in this release, the Company believes 2004 results will be in the higher end of the range currently available on First Call/Thomson, including the gain on sale of certain assets related to a ready-mix concrete business in the first quarter 2004 of approximately $10.0 million (pre-tax).

Second Quarter Conference Call Information:

     Granite will host a conference call at 8:00 a.m. Pacific Time, 11:00 a.m. Eastern Time on Thursday, August 5, 2004 which will be live on the internet, and can be accessed at www.graniteconstruction.com or by calling (913) 981-5592. A replay of the call can be accessed on the Company’s website or by calling (888) 203-1112 for domestic U.S. and Canada or (719) 457-0820 for international callers, access code 588871. The replay will be available beginning at 11:00 a.m. Pacific Time on August 5, 2004 through 9:00 p.m. Pacific Time on August 19, 2004.

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits. The following exhibits are attached hereto and furnished herewith:

Exhibit
Number
20.1	Press Release of Registrant, dated August 4, 2004, its second quarter financial results

20.2	Condensed Consolidated Balance Sheets

20.3	Comparative Financial Summary

20.4	Revenue and Backlog Analysis

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED
Date: August 4, 2004	By:	/s/ William E. Barton
William E. Barton
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Document
20.1	Press Release of Registrant, dated August 4, 2004, its second quarter financial results

20.2	Condensed Consolidated Balance Sheets

20.3	Comparative Financial Summary

20.4	Revenue and Backlog Analysis